NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2013

THIRD QUARTER RESULTS

Houston, Texas - August 6, 2013 - Geospace Technologies Corporation (NASDAQ: GEOS) today announced net income of $17.0 million, or $1.31 per diluted share, on revenues of $78.1 million for its fiscal quarter ended June 30, 2013. This compares with a net income of $10.7 million, or $0.83 per diluted share, on revenues of $55.2 million for the comparable quarter last year.

For the nine months ended June 30, 2013, the company recorded revenues of $232.3 million and net income of $55.9 million, or $4.32 per diluted share. For the comparable period last year, the company recorded revenues of $154.7 million and net income of $30.9 million, or $2.40 per diluted share.

"Net income for the third quarter ended June 30, 2013 was the second highest in our company's history, with revenues and net income up 42% and 58%, respectively, from last year's third quarter. When compared to the fiscal year 2013 second quarter's results, the third quarter's consolidated revenues and net income were only marginally improved. The third quarter's results reflected a substantially larger revenue contribution from the Statoil permanent reservoir monitoring system than originally anticipated. The larger revenue contribution resulted from our ability to increase production output on the Statoil project, which was partially due to our completion of the Shell permanent reservoir monitoring system in the second quarter. When compared to the second quarter, the larger Statoil revenue contribution was partially offset by a decrease in demand for our traditional products due to slower worldwide seismic activity," said Gary D. Owens, Geospace's Chairman, President and CEO.

"For the third quarter, we reported revenues of $16.0 million from our wireless products representing an increase of 2% sequentially compared to the second quarter, and a decrease of 45% compared to last year's third quarter. As of June 30, 2013, we have sold approximately 230,000 land wireless channels and we had 71,000 land wireless channels in our worldwide rental fleet. We are pleased to announce that, subsequent to the end of the third quarter, we delivered a 1,200-station OBX marine nodal system to a customer under a rental agreement. While quoting activity is high for both our land and marine wireless products, many of these quotes are requesting delivery dates stretching into the first half of fiscal year 2014."

"Sales of our traditional seismic exploration products in the third quarter were $10.8 million, down 22% sequentially from the second quarter, and down 37% from last year's third quarter, reflecting slowing seismic activity worldwide."

"The Statoil order was increased from $160.0 million to $164.3 million during the third quarter with most of the increase representing pass-through costs with low margins. During the third quarter we recognized revenue of $41.7 million from the Statoil order using the percentage of completion method of accounting, bringing total Statoil order revenue recognition for the nine months ended June 30, 2013 to $71.5 million. The significant increase in revenue recognition for the Statoil order is the result of additional capacity created by the shipment of the Shell system in the second quarter, combined with expanded manufacturing capabilities. For the fourth quarter of fiscal year 2013, we expect to recognize approximately $25 - $30 million of additional revenue from the Statoil order with all remaining revenue falling into fiscal year 2014."

"During the third quarter, we completed the acquisition of a 9.6 acre tract of land adjacent to our Pinemont property in Houston, Texas. We have already expanded our parking facilities onto this property to accommodate the growth in employee count. In addition, we expect to close the purchase of another 7.7 acre adjacent tract of property which, when combined with the 9.6 acre tract, will expand our Pinemont property to almost 37 acres. These new properties will give the company additional flexibility for designing and building a major expansion to our manufacturing facilities and research center."

"The Statoil contract has, as expected, resulted in the deployment of approximately $30 million of the company's cash into receivables and inventories making borrowings under the company's credit facility unnecessary to finance the contract. Approximately $50 million has been invested in other inventory build-ups in anticipation of future business. The Company continues to maintain a strong liquidity position even with these cash usages."

ORGANIZATIONAL ANNOUNCEMENT

The company also announced that its Chairman, President and Chief Executive Officer, Mr. Gary D. Owens, will retire from his positions as President and Chief Executive Officer effective December 31, 2013. Mr. Walter R. (Rick) Wheeler, the company's current Executive Vice President and Chief Operating Officer will assume the role of President and CEO effective January 1, 2014. Mr. Owens will remain on the company's board of directors and will continue to serve his current role as its Chairman. Mr. Wheeler has 16 years of experience with the company and has served in senior engineering and executive management roles. Mr. Wheeler brings 29 years of industry and company experience with him.

Dr. Thomas L. Davis, a long-time board member and spokesman for the board said, "Gary Owens' contributions to the company for the last 16 years as its CEO were a key factor in the company's success. Gary's expertise and experience as non-executive Chairman of the Board will be very valuable to the company going forward as Rick Wheeler takes over the CEO role."

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

M O R E

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012

Sales	$ 78,148	$ 55,201	$ 232,319	$ 154,715
Cost of sales	44,273	32,241	122,338	86,037
Gross profit	33,875	22,960	109,981	68,678

Operating expenses:
Selling, general and administrative	5,610	4,838	16,872	14,484
Research and development	3,327	2,800	10,460	9,198
Bad debt expense (recovery)	(53)	(279)	554	325
Total operating expenses	8,884	7,359	27,886	24,007

Income from operations	24,991	15,601	82,095	44,671

Other income (expense):
Interest expense	(62)	(76)	(192)	(119)
Interest income	236	118	695	561
Foreign exchange gains (losses)	(235)	(9)	(903)	284
Other, net	11	(47)	(8)	(55)
Total other income (expense), net	(50)	(14)	(408)	671

Income before income taxes	24,941	15,587	81,687	45,342
Income tax expense	7,950	4,851	25,814	14,491

Net income	$ 16,991	$ 10,736	$ 55,873	$ 30,851

Basic earnings per share	$ 1.32	$ 0.84	$ 4.34	$ 2.42

Diluted earnings per share	$ 1.31	$ 0.83	$ 4.32	$ 2.40

Weighted average shares outstanding - Basic	12,911,316	12,748,166	12,873,677	12,726,252
Weighted average shares outstanding - Diluted	12,982,322	12,882,448	12,943,105	12,852,370